Exhibit 99.1

Supreme Court Denies RJ Reynolds Petition for Review in Star Scientific Patent Infringement Lawsuit

PETERSBURG, Va., March 9 /PRNewswire-FirstCall/ -- Star Scientific, Inc. (Nasdaq: STSI) announced that the United States Supreme Court today denied the petition for a writ of certiorari filed with the Court by RJ Reynolds Tobacco Company (RJR). RJR had filed its petition for review on January 16, 2009 as part of its defense of the patent infringement lawsuits filed by Star Scientific, Inc. against RJR in 2001 and 2002.

The Supreme Court petition arose from a bench trial that was held in February, 2005 on RJR’s defense claim of inequitable conduct. Shortly before that trial began, RJR also was permitted by the District Court to file a summary judgment motion on definiteness. Two years later, in January, 2007, the district court issued a ruling that granted RJR’s summary judgment motion. On June 26, 2007, the district court ruled that Star committed inequitable conduct in the prosecution of its patents. Star immediately filed an appeal with the US Court of Appeals for the Federal Circuit. On August 25, 2008, the Federal Circuit issued a unanimous decision reversing the lower court’s ruling on inequitable conduct. It also reversed the district court’s grant of summary judgment which held Star’s patents indefinite. The Supreme Court’s denial of RJR’s petition terminates the process through which RJR can appeal the Federal Circuit’s decision in favor of Star.

The case has been remanded to the US District Court of Maryland for further proceedings, including a jury trial. The Honorable Marvin Garbis will oversee the jury trial. The company looks forward to presenting the facts of its case to a jury at trial this Spring.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Star Scientific, Inc. and its consolidated subsidiaries (collectively, “The Company”) has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 17, 2008, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured(R) tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing facilities in Chase City, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300